UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

QUANTAGEN BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Florida	27-3650615
State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Nos.)

200 Glades Road, Suite 3, Boca Raton Florida	33432
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number including area code  561-955-0099

All Communications to:
Brenda Lee Hamilton, Esquire
Hamilton & Associates Law Group, P.A.
101 Plaza Real South
Boca Raton, Florida 33432
www.SecuritiesLawyer101.com
(561) 416-8956 (telephone number)
(561) 416-2855 (facsimile)

Securities registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, $.001 par value per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

QUANTAGEN BIOTECH, INC.

FORM 10

Explanatory / Cautionary Notes
Quantagen Biotech, Inc. is filing this Registration Statement on Form 10 under the Securities Exchange Act of 1934 ("Registration Statement") on a voluntary basis to provide current public information to the investment community and to comply with applicable requirements for the quotation or listing of its securities on the OTC Bulletin Board. In this Registration Statement, unless otherwise indicated, the terms, “Company,” “we,” “us,” and “our” refer to Quantagen Biotech, Inc.

Regarding Forward-Looking Statements
Certain of the matters we discuss in this Registration Statement may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements and projections attributable to us or persons acting on our behalf apply only as of the date of this Registration Statement and are expressly qualified in their entirety by the cautionary statements included in this Registration Statement. We undertake no obligation to publicly update or revise any written or oral forward-looking statements, made by us or on our behalf including any of the projections presented herein, to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

ITEM 1. BUSINESS

Form and Year of Organization
We were formed as a corporation in the state of Florida on October 19, 2010, to sell dietary and nutritional products bearing the trade name SmartlifeMD.

Bankruptcy, Receivership or Similar Proceedings
We have never been involved in a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Overview
We market and sell dietary and nutritional products.  Nutritional supplements include vitamins, minerals, dietary supplements, herbs and botanicals.   Our products contain ingredients which target weight loss and provide nutrients not obtained through an ordinary diet.

We currently sell 35 products which are labeled with our brand name, SmartLifeMD.  We purchase our finished products from one manufacturer, Highland Laboratories, Inc.  Highland Laboratories obtains all raw materials and ingredients,  manufactures and packages our products and places our SmartlifeMD label on the product packaging.   We deliver orders to our customers from inventory we store at our executive offices.

Each product we offer is based upon Ayme Harrison our Chief Executive Officer’s research as to which vitamins and herbs available from our manufacturer are likely to produce desired results.   Our products are and in the future will continue to be identified by our Chief Executive Officer based upon suggestions from our manufacturer, customers, and from industry and market research she conducts on an ongoing basis.  We do not employ medical professionals and our management does not have experience in the healthcare industry or in the treatment of disease.  Our products have not been confirmed in any respect by the U.S. Food and Drug Administration or any other governmental agency, and as such may, in fact, not be effective.  We do not engage in formal testing as to the effectiveness or safety of our products and rely upon our manufacturer to ensure the safety of our products.

Our  distribution strategy includes direct selling through our website at www.SmartLifeMD which became operational in August of 2011, and selling through distributors with retail locations. We have not generated revenues from product orders from our website. We currently have two distributors, a gym and a pharmacy, who sell our products at retail locations in Boca Raton, Florida.   We plan to target additional distributors and retailers such as gyms, health food stores and fitness clubs who sell dietary and nutritional products.

We plan to develop a password protected link on our web site which will be available to our distributors to serve as a platform to provide various training and support tools to our distributors and develop print materials directed towards giving assistance to our distributors such as informational brochures, product samples and advertising materials.   We plan to motivate our distributors by offering incentives for superior sales performance.

Principal Products
We presently offer the following dietary and nutritional supplements and products:
∙SmartlifeMD 5- HTP is an oral dietary supplement containing Seratonin.
∙SmartlifeMD Adrenal Boost is an oral dietary supplement containing  Vitamin C and Vitamin B6.
∙Smartlife MD Betain is an oral supplement containing Hydrochloric Acid.
∙SmartlifeMD Carb Smasher is an oral supplement intended to inhibit carbohydrate cravings.
∙Smartlife MD Charcoal is an oral supplement containing charcoal.
∙SmartlifeMD Chia Oil is an oral dietary supplement containing a non-fish source of essential Omega fatty acids.
∙SmartlifeMD Clean Review is an oral dietary supplement containing  Bentonite, Psyllium Seed Husk, Apple Pectin and Wheat Grass
∙SmartlifeMD CoQ10 50mg 60 Caps is an oral dietary supplement containing Coenzyme Q10, Lecithin and Alpha Lipoic acid.
∙SmartliifeMD MSM is an oral dietary supplement containing MSM.
∙Smartlife Multi Veggie is an oral dietary multivitamin supplement intended to provide nutrients and vitamins .
∙SmartlifeMD Olive Leaf - 500mg 60 Tabs–  is an oral dietary supplement containing Olive Leaf Standardized    Extract, Echinacea and Sambucus Canadensis.

Smartlife MD Omega 3 is  an oral dietary supplement containing Omega 3 Fish Oils.
∙Smartlife Pros-Tech is an oral supplement containing Zinc, Selenium and Copper.
∙Smartlife Protein is a protein powder that available in Chocolate or Vanilla and which is intended to be a full meal replacement by providing protein, fats, vitamins, minerals and fiber.
∙Smartlife Sinus Support is an oral supplement containing  Vitamin A.
∙Smartlife Minerals is an oral supplement containing SD3, Calcium, Iodine, Magnesium, Zinc, Selenium, Copper, and Manganese.
∙Smartlfe Vitamin D is an oral supplement containing Vitamin D3 and Magnesium.
∙Smartlife Water –Away is an oral supplement intended to regulate fluid retention by providing juniper berry.
∙Smartlife HGH Hormone Balance is an oral supplement containing  Official HPUS, Abrotanum, Adrenalinum, Baryta car and mur,Calc fluor, Calc phos, Ferrum met, Hellebor nig, Hypothalumus, Lycopodium, intended to reduce body fat by providing the amino acids.
 ∙Smartlife B-12 is an oral supplement containing Folic Acid and Vitamin B6.
∙Smartlife Bactracell is an oral supplement containing silver.
∙Smartlife Glucose Response is an oral supplement containing  Vitamin B6, Folic Acid, B12, Biotin, Magnesium, Chromium.

We are presently developing the following Specialty Kits which we plan to offer by December 1, 2011:
∙Sleep Kit is intended to provide supplements to improve sleep.
∙School Survival Kit is designed to provide supplements intended to improve memory & energy.
∙Cheaters Kit is designed to provide supplements intended to inhibit carbohydrate absorption.
∙Dieters Delight Kit is designed to provide supplements intended to increase fat loss.
∙Sushi Survival is designed to provide supplements intended to help kill intestinal parasites when eating sushi.
∙Flight Survival Kit is intended to help jet lag, by providing supplements that are intended to encourage sleep.
∙The Hangover Kit is intended to help eliminate the side effects of drinking alcohol, by providing supplements intended to provide relief from consumption of large amounts of alcohol.
∙Break Up Kit is designed to provide supplements intended to induce relaxation and a sense of calmness.
∙Pick Me Up Kit is designed to provide supplements intended to increase energy levels.

Material Agreements
Agreement with Highland Laboratories, Inc.
We entered into a private label agreement with Highland Laboratories, Inc. on July 14, 2011, which can be terminated by either party at will.  As such, Highland Laboratories is under no obligation to sell its products to us in the future.  Under the terms of the agreement, we order products from Highland’s product catalogue which are then packed and labeled with our SmartlifeMD brand.  Any product ordered is required to be shipped to us within three business days.  We do not have a price guarantee for any of our products and we are not required to order minimum product amounts. We are required to pay for half the order cost upon placing the order and pay the balance at the time of shipping.

Agreement with Black Diamond Realty Management, LLC
On November 1, 2010, we entered into an agreement with Black Diamond Realty Management, LLC,  a company controlled by our beneficial owner Brian Hebb wherein Black Diamond provided us with branding, product design, distributorships,  assistance  with marketing our products to sports teams and general consulting services for a period of one year or until November 1, 2011.  In exchange for the services rendered we agreed to pay Black Diamond a fee of $20,000 per month and we issued 5,000,000 shares of our restricted common stock to Eastern Sky LLC a company controlled by Brian Hebb.

Return and Refund Policy
All products ordered by our customers and not shipped can be cancelled (via E-mail) for a full refund (including shipping). Once we receive orders we forward them to our manufacturer who ships the product to our location within 5 business days. Upon our receipt of the order we arrange for delivery of the order to our customers. We will ship orders from our inventory to our  customers within 3 days of our receipt of the order from our manufacturer. All orders that are undeliverable or returned (due to incorrect address or similar reason) will be 100% refunded. Returned products have accounted for approximately 0% of total sales since our inception.

Marketing and Advertising
Our marketing strategy consists of the internet and direct mail advertising directed at target potential distributors such as gyms, health clubs, health food stores and potential consumers such as athletes, college students and adults over 40.

Internet
Our website at www.SmartlifeMD.com is optimized with popular keywords, phrases and descriptive meta-tags to increase our visibility on keyword search page results and drive customers to our website.

We plan to utilize top search engines (e.g. Yahoo, Google) to conduct PPC (“pay per click”) campaigns to obtain prominent page placement by purchasing targeted “keywords” to increase traffic and order volume.

We intend to develop an affiliate network program with other online companies whereby our products will be displayed on web banners through hundreds of network websites to increase brand awareness, website traffic and order volume.  We will pay advertisers (i.e. websites) a pre-determined commission for each order generated from the advertiser’s website.

Direct Mail
We plan to develop a direct mail package that will be mailed to a targeted list of potential distributors in South Florida and other high net income areas. The direct mail campaign may include an endorsement letter, overview of the benefits of being our distributor, product descriptions, testimonials from customers who use our products and product promotions.

Distribution
We presently have two customers for our products, a fitness center and a pharmacy located in Boca Raton, Florida who order products from us on an as needed basis.  We do not have agreements with these two customers requiring them to purchase any minimum amount of product and they have no obligation to purchase product from us. We plan to distribute our products through our website, third party distributors and retail locations such as gyms, health food stores and health clubs.  We will store inventory at our present location. Upon receiving orders for products not in inventory we will submit the order to our manufacturer who manufacturers, labels and ships the product order to us.

Status of any Publicly Announced New Product or Service
We do not have any publicly announced new product or service.

Competitive Business Conditions
The nutritional and dietary supplement industries are highly competitive and highly fragmented.   Nutritional supplements include vitamins, minerals, dietary supplements, herbs, botanicals and compounds derived therefrom. Numerous manufacturers and distributors compete with us for customers throughout the United States in the packaged nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent pharmacies and health food stores. We are also vulnerable to competition from companies that can purchase the same products we sell from Highland Laboratories and private label the products with their own brand name.

Many of our competitors are substantially larger and more experienced than us, have longer operating histories, and have materially greater financial and other resources than us.   In addition, we will compete with several large pharmaceutical companies for therapeutic and symptomatic relief of disease symptoms.  Many of these drug companies are substantially larger and more experienced than us, have longer operating histories, and have materially greater financial and other resources than us.  These drug companies also have substantially greater regulatory support for the use of their products in the treatment of diseases and wellness.

The market is highly sensitive to the introduction of new products.  As a result, in order to remain competitive, we believe we will continually need to successfully introduce new products.

We are also subject to competition in the attraction and retention of employees and distributors.  Many of our competitors have greater financial resources and can offer employees and distributors compensation packages that are difficult for us to compete with.

Sources and Availability of Raw Materials and Names of Suppliers
We purchase our finished private label products from Highland Laboratories' wholesale product catalogue. Highland Laboratories  obtains all raw materials, manufactures the products we sell, obtains packaging and affixes our labels to packaging according to packaging guidelines that we dictate.

We are reliant upon Highland Laboratories to maintain proper quality control.  Highland Laboratories required to maintain good manufacturing compliance.  Highland Laboratories represents that  it conducts its own testing of raw materials and the products it sells to ensure that they meet specific quality standards.  Inasmuch as we do not manufacture the products, we are not subject to good manufacturing regulations, however we are subject to inspection of our location where we will store products in inventory.

We are dependent on Highland Laboratories to locate the raw materials used in our products, manufacture our products, package and label our products although we believe that other contract manufacturers could be quickly secured if our current manufacturer ceases to perform adequately.

We have no current order backlog. We have not experienced any material adverse effect on our business as a result of shortages of raw materials or packaging materials used by Highland Laboratories in the manufacturing of our products. An unexpected interruption or a shortage in supply of raw material could adversely affect our business derived from these products.

Dependence on One or A Few Customers
We currently have only two customers who distribute our products at their retail locations in Boca Raton, Florida. These two customers are our only source of revenues. As a result, our revenues are highly concentrated in these  customers . Should these two customers stop ordering products from us or decrease their orders of our products, our revenues and results of operations will be negatively affected and you will lose your investment.

Intellectual Property, Patents, and Royalty Agreements
We have no registered or patented intellectual property. We have applied for trademark protection of the SmartLifeMD name; however there is no assurance we will be granted trademark protection.

Amount Spent on Research and Development
We do not operate any laboratory facilities or develop our products. We have not spent any funds on research and development since our inception. Instead, our Chief Executive Officer, Ayme Harrison, determines which products we will offer by identifying ingredients that have therapeutic or other health-related benefits by undertaking an analysis of literature provided by our manufacturer.

Costs and Effects of Compliance with Environmental Laws
We have no costs associated with environmental laws and environmental laws do not have a material impact on our business.

Number of Total Employees and Number of Fulltime Employees
Ayme Harrison, our Chief Executive Officer and Director is our full time employee.  Our Chief Financial Officer, David Hostelley is our part time employee and he devotes 20 hours per month to our business.  Additionally, we have two other full time employees who spend approximately 40 hours per week. One employee provides bookkeeping, places product orders, provides administrative support, telephone support and handles any inquiries. The other assists with sales and provides administrative support. Both will assist with product fulfillment when we receive internet orders.

Government Approvals
We are not required to obtain governmental approval of our products.

Government Regulation
Although our products are not deemed to be drugs, they are deemed to be dietary supplements and therefore are subject to all regulations regarding products and dietary supplements ingested by consumers.  Such laws, regulations and other constraints exist at the federal, state and local levels in the United States.  These regulations include constraints pertaining to (i) the manufacturing, processing, formulating, packaging, labeling, distributing and selling (ii) advertising of products and product claims (iii) transfer pricing, and (iv) method of use.

In the United States, the formulation, manufacturing, packaging, storing, labeling, advertising, distribution and sale of our Products are subject to regulation by various governmental agencies, which include, among others (i) the Food and Drug Administration (“FDA”), (ii) the Federal Trade Commission (“FTC”), and (iii) the Consumer product Safety Commission. The most active regulation has been administered by the Food and Drug Administration, which regulates the formulation, manufacture and labeling of products pursuant to the Federal Food, Drug and Cosmetic Act (‘FDCA”) and regulations promulgated thereunder. Most importantly, the FDA has guidelines under the Dietary Supplement Health and Education Act (DSHEA) to enable the manufacturing, advertising, marketing, and sale of dietary supplements.  In addition, the FTC has overlapping jurisdiction with the FDA to regulate the interstate labeling, promotion, advertising and sale of dietary supplements, over the counter drugs, and foods.

Although we believe that we are in compliance with applicable statutes, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we may not be able to comply with these new guidelines. As a seller of products that are ingested by consumers, we are always subject to the risk that one or more of our products that currently are not subject to regulatory action may become subject to regulatory action. Such regulations could require the reformulation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation. Failure to comply with applicable requirements could result in sanctions being imposed on us, or the manufacturer of our products, including but not limited to fines, injunctions, product recalls, seizures and criminal prosecution.

The FDCA generally regulates ingredients added to foods and requires that such ingredients making up a food product are themselves safe for their intended uses. In this regard, generally when a company adds an ingredient to a food, the FDCA requires that the ingredient either be determined by the Company to be generally regarded as safe (“GRAS”) by qualified experts or go through FDA’s review and approval process as a food additive.

The FDCA has been amended with respect to dietary supplements by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”). The DSHEA provides a statutory framework governing the safety, composition and labeling of dietary supplements. It regulates the types of statements that can be made concerning the effect of a dietary supplement. The DSHEA generally defines the term “dietary supplement” to include products that contain a “dietary ingredient” which may include vitamins, minerals, herbs or other botanicals, amino acids, and metabolites. Our products contain herbs and supplements currently consumed as part of a healthy and regular diet of human beings and therefore are considered dietary supplements. Under the DSHEA, a dietary supplement manufacturer is responsible for ensuring that a dietary supplement is safe before it is marketed. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA.

With respect to labeling, DSHEA permits “statements of nutritional support” for dietary supplements without FDA pre-approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well being (but may not state that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease). This, therefore, severely limits the direct advertising of the healthcare benefits of our products.  A company making a statement of nutritional support must possess substantiating evidence for the statement, and disclose on the label that the FDA has not reviewed that statement and that the product is not intended to diagnose, treat, cure or prevent a disease.

In addition, DSHEA allows the dissemination of “third party literature”, publications such as reprints of scientific articles linking particular dietary, ingredients with health benefits.  Third party literature may be used in connection with the sale of dietary supplements to consumers.  Such a publication may be so used if, among other things, it is not false or misleading, no particular brand of dietary supplement is promoted and a balanced view of available scientific information on the subject matter is presented. There can be no assurance, however, that all pieces of third party literature that may be disseminated in connection with our products will be determined by the FDA to satisfy each of these requirements, and any such failure could subject the product involved to regulation as a new drug or as a “misbranded” product, causing us to incur substantial fines and penalties.

Our products and product related activities may also be subject to regulation by other regulatory agencies, including but not limited to the Federal Trade Commission (“FTC”), the Consumer Products Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act (“FTCA”). The FTCA prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce. Furthermore, the FTCA provides that the dissemination or the causing to be disseminated of any false advertising pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Pursuant to this FTC requirement, we are required to have adequate substantiation of all material advertising claims made for our products. Failure to adequately substantiate claims may be considered either deceptive or unfair practices.

The FTC has recently issued a guidance document to assist supplement marketers of dietary supplement products in understanding and complying with the substantiation requirement.

The FTC is authorized to use a variety of processes and remedies for enforcement, both administratively and judicially including compulsory process, cease and desist orders, and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. State and local authorities can also regulate advertising and labeling for dietary supplements and conventional foods.

ITEM 1A. RISK FACTORS

Risks Related to our Financial Condition.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.
Our lack of any meaningful operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification. Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are an early dietary and nutritional supplement company with little or no historical performance for you to base an investment decision upon, and we may never become profitable.
We were recently formed and began our operations only in October of  2010.  From our October 2010 inception to September 30, 2011, we had revenues of only $86,118. Accordingly, we have little if any valuable historical performance upon which you may evaluate our prospects for achieving our business objectives and becoming profitable in light of the risks, difficulties and uncertainties frequently encountered by development stage companies such as us. Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company, and whether we will ever become profitable.

If we are unable to generate sufficient revenues from the sale of our dietary and nutritional products to meet   our operating expenses we will need financing, which we may be unable to obtain; should we fail to obtain sufficient financing, our revenues will be negatively impacted.
From our October 2010 inception until September 30, 2011, our revenues totaled only $86,118 primarily from one former customer. Because we have limited revenues and lack historical financial data, including revenue data, our future revenues are unpredictable. After this Registration Statement is declared effective our operating expenses will be approximately $63,100 per month or $629,200 annually. We will require $63,100 per month or $629,200 over the next twelve months to meet our existing operational costs, which consist of rent, phone, Internet, web hosting and, $178,400 for advertising and $42,000 to comply with the costs of being an SEC reporting company. As of September 30, 2011 we had only $394 of cash and cash equivalents for our operational needs. If we fail to generate sufficient revenues to meet our monthly operating costs of $63,100 we will not have available cash for our operating needs.

Based upon our operating costs and cash on hand of $394 we are unable to meet our operating costs.
We have operating costs of $63,100 and cash on hand of $394. We are dependent upon loans from our officers, directors and shareholders to meet our operating costs.  While our founders have paid a portion of our operating expenses they are under no obligation to do so and may not do so in the future.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.
Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that these costs will be approximately $42,000 per year. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Bulletin Board, or if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Bulletin Board. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

We may issue additional shares of our common stock to raise capital that will cause dilution to our existing shareholders.
The most likely source of additional capital to conduct our business will be through the sale of our common stock. Any sales of our common stock will result in dilution to our existing shareholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. Further, the perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a reduction in the selling price of our common stock.

Risks Related to Our Diet and Nutritional Supplement Business

Our Chief Executive Officer, Ayme Harrison selects the products that we sell and she does not have experience in the medical profession or in the treatment of disease which may result in us selling products with ingredients that are found to be harmful.
Our Chief Executive Officer, Ayme Harrison selects the products that we sell and she does not have experience in the medical profession or in the treatment of disease which may result in us selling products with ingredients that are found to be harmful. If any of our products are found to cause injury or damage, we could suffer financial damages.

Third parties can purchase the same products we sell which may negatively affect our revenues.
We purchase our products from Highland Laboratories which produces health and dietary products for private labeling.  Third parties can purchase the same products as us and put their own trade name on the packaging label.

If the products we sell do not have the healthful effects intended, our business may suffer.
 In general, our products sold consist of food, nutritional supplements which are classified in the United States as “dietary supplements” which do not currently require approval from the FDA or other regulatory agencies prior to sale.  Although many of the ingredients in such products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, they contain innovative ingredients or combinations of ingredients.  Although we believe all of such products and the combinations of ingredients in them are safe when taken as directed by us, there is little long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form.  The products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

Our lack of registered trademarks and trade names could potentially harm our business.
Trademarks and trade names distinguish the various companies from each other. If potential distributors and customers are unable to distinguish our products from those of other companies, we could lose sales and distributors to our competitors. We do not have any registered trademarks and trade names, so we only has common law rights with respect to infractions or infringements on its products. Many subtleties exist in product descriptions, offering and names that can easily confuse distributors and customers. The name of our principal products may be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.

The purchase of many of our products is discretionary, and may be particularly affected by adverse trends in the general economy; therefore challenging economic conditions may make it more difficult for us to generate revenue.
Our business is affected by general economic conditions since our products are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers' disposable income, business conditions, interest rates, consumer debt levels and availability of credit. There can be no assurance that consumer spending on the products we sell, will not be adversely affected by changes in general economic conditions.

The success of our business depends on our ability to market and advertise the products we sell effectively.
Our ability to establish effective marketing and advertising campaigns is the key to our success. Our advertisements promote our corporate image, our dietary and nutritional products and the pricing of such products. If we are unable to increase awareness of our brands and our products, we may not be able to attract new customers. Our marketing activities may not be successful in promoting the products we sell or pricing strategies or in retaining and increasing our customer base. We cannot assure you that our marketing programs will be adequate to support our future growth, which may result in a material adverse effect on our results of operations.

Our products may not meet health and safety standards or could become contaminated.
We have adopted various quality, environmental, health and safety standards. We do not have control over all of the third party manufacturer who obtains our raw materials, manufacturers, packages and labels our products and their compliance with government health and safety standards.  Even if our products meet these standards they could otherwise become contaminated. A failure to meet these standards or contamination could occur in the operations of our manufacturer. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.
As a marketer and distributor of products intended for human consumption, we are subject to product liability claims if the use of our products for others is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary and nutrition supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

We do not currently have any general liability insurance to protect us in case of customer or other claims.
We do not have any general liability insurance to cover any potential claims to which we are exposed. Any imposition of liability would increase our operating losses and reduce our net worth and working capital and could  cause you to lose our investment.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.
We are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other dietary and nutrition supplement companies. Consumer perception of dietary and nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use and injuries. Adverse publicity from such sources regarding the safety, quality or efficacy of dietary and nutrition supplements and our products could harm our reputation and results of operations. The mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.   Injuries caused by dietary and nutrition supplements or unfavorable scientific studies or news relating to products in this category may negatively affect consumers’ overall perceptions of products in this category, including our products, which could harm the goodwill of these brands and cause our sales to decline.

We recently lost our then sole distributor which accounted for substantially all of our revenues. Our revenues are highly concentrated in two new customers, which account for all of our revenues and our revenues could be reduced if these customer reduce their orders from us or cease selling our products.
We recently terminated our agreement with our largest customer  Maxim Body Systems which was the source of  more than 99% of our revenues.  We currently have only two distributors who sell our products, a drug store and a fitness center and who only recently became our customers.  As a result, our prior revenues are not indicative of the revenues we will have in future periods.  Are revenues are highly concentrated in two new customers. Should these customers decrease their orders of our products, our revenues and results of operations will be negatively affected and you will lose your investment.

Failure to retain and attract our independent distributors could reduce our revenues and if we do attract distributors they may not comply with our policies which could have adverse effects upon our business, reputation and financial condition.
Our business plan involves attracting distributors to sell our products. Our sales growth depends upon expanding our distributor base. Potential distributors have many alternative opportunities to join other companies which offer greater benefits and opportunities. If we cannot attract distributors then our sales could decline resulting in financial losses. We cannot exert the same type of control over independent distributors as we could if they were our employees. We cannot be sure that our distributors will comply with the guidelines set by us on the use of the products, the claims they may make about the benefits of the products or the manner in which they conduct their business. If an action were brought against a distributor, then we could be found to be liable for the acts of our distributor. A finding against us could have severe consequences to our business, our reputation and financial condition.

The Diet and Nutritional Supplement industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.
The diet and nutritional supplement industry is highly competitive with respect to price, brand and product recognition and new product introductions. Several of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources. We face competition (1) in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary and nutrition supplements; and (2) in the mass-market distribution channel from manufacturers, major private label manufacturers and others. Private label brands at mass-market chains represent substantial sources of income for these merchants and the mass-market merchants often support their own labels at the expense of other brands. The private label business has been a significant growth element within our industry. The growth of private label sales negatively impacts the sales of branded products such as ours. As such, the growth of our brands within food, drug, and general mass-market merchants is highly competitive and uncertain. If we cannot compete effectively, we may be unable to maintain sufficient market share to be profitable.

We may experience greater than expected product returns, which might adversely affect our sales and results of operations.
Product returns are a customary part of our business. While customers generally do not have an absolute right of return, products may be returned for various reasons, including expiration dates or lack of sufficient sales volume. In addition, we may experience significantly more returns as a result of a loss of a customer account or the purchase of one customer by another.

A shortage in the supply of key raw materials used by our manufacturer could increase our costs or adversely affect our sales and revenues.
Our manufacturer obtains our raw materials from third-party suppliers. Our manufacturers inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of the raw materials used in our products which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our manufacturers and distributors.  Any disruption or extended delay in product supply from any of our distributor could have a significant adverse impact on our operations.
We are dependent on one manufacturer We do not have guaranteed supply or pricing arrangements with our manufacturer, but submit purchase orders and pay for ingredients and materials as needed. As a result, we risk increased cost of materials and difficulty in procuring products and raw materials.

We presently have only two customers who distribute our products at their retail locations.  Our future plan involves obtaining new distributors. Our success will be depend upon our ability to recruit, retain and motivate distributors and the distributor’s ability to recruit, retain and motivate sales employees and to make sales of our products. In our efforts to attract and retain distributors, we will compete with other companies that are more established.  Our operating results will be harmed if our products do not generate sufficient interest to attract and retain distributors.

Our ability to sustain satisfactory levels of sales will be dependent in part upon the ability of third party suppliers of raw materials to our manufacturer as well as our manufacturer and distributors to properly perform their functions and to comply with local regulations and market our product . While outsourcing manufacturing and distribution to third parties may reduce the cost of operations, it also reduces direct control by us over the services rendered.  Although we attempt to select reputable manufacturers and distributors tests, it is possible that one or more of these providers could fail to perform as we expect.

The failure of our manufacturer to supply products as required by us could have a material adverse effect on our business, results of operations and financial condition. If we do not timely and effectively develop and implement our outsourcing strategy or if third party providers do not perform as anticipated, we may experience operational difficulties, increased costs, or even manufacturing delays, which could materially and adversely affect our business, financial condition and results of operations.

Although a number of alternative manufacturers exist that we believe could replace our manufacturer with alternative sources at comparable prices and terms, any disruption or extended delay in our manufacturing obtaining raw material products from any of our third party suppliers could have a significant adverse impact on our operations.  In addition, the time needed to replace our manufacturer could adversely affect our operations by delaying shipments and potentially losing customers to our competition.

We may not be able to anticipate consumer preferences and trends within the diet and nutritional industry, which could negatively affect acceptance of our products by retailers and consumers and result in a significant decrease in revenues.
The products sold under our SmartLifeMD brand name must appeal to a broad range of consumers, whose preferences cannot be predicted with certainty and are subject to rapid change. Products sold under our brands will need to successfully meet constantly changing consumer demands. If our products are not successfully received by retailers and consumers our business, financial condition, results of operations and prospects may be harmed.

We have no intellectual property rights to use the SmartlifeMD name and there can be no assurance that third parties will not assert intellectual property infringement claims against us, which could have a material adverse effect on our business, financial condition, and operating results.
Our products are marketed under the SmartlifeMD brand  for which we have no trade name protection.  Even if we are successful in establishing tradename awareness of our SmartLifeMD name we could be forced to stop the use of the  name if  we infringe upon the intellectual property rights of others. There can be no assurance that third parties will not assert intellectual property infringement claims against us. These developments could prevent us from offering or supplying products under the SmartlifeMD brand. These claims could also result in litigation or threatened litigation against us related to alleged or actual infringement of third-party rights. If an infringement claim is asserted or litigation is pursued, we may be required to obtain a license of rights, pay royalties on a retrospective or prospective basis, or terminate marketing of our products that are alleged to have infringed. Litigation with respect to such matters could result in substantial costs and diversion of our management and other resources and could have a material adverse effect on our business, financial condition, and operating results.

If we fail to develop the SmartlifeMD brand cost-effectively, our business may be adversely affected.
Our products are marketed under the SmartlifeMD brand will depend upon the effectiveness of our marketing efforts. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building the brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

Because we are subject to numerous laws and regulations we could incur substantial costs.
The manufacture, labeling and distribution of nutritional and dietary products is regulated by various federal, state and local agencies to which we distribute. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to sell our products in the future. The FDA regulates our products to ensure that the products are not adulterated or misbranded.

Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is subject to regulation by the FTC under the FTCA. In recent years the FTC has initiated numerous investigations of dietary and nutrition supplement products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us. Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

Risks Related To Our Management
Should we lose the services of Ayme Harrison, our Chief Executive Officer or David Hostelly, our Chief Financial Officer, our financial condition and proposed expansion may be negatively impacted.
Our future depends on the continued contributions of our executive officers, each of whom would be difficult to replace. Ayme Harrison, our Chief Executive Officer and David Hostelley, our Chief Financial Officer are critical to the management of our business and operations. We do not have employment contracts with any member of our management and we do not maintain key man life insurance on any of our key executives. Should we lose either or any member of our management’s services and we are unable to replace their services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

We will incur additional management related expenses pertaining to SEC reporting obligations and SEC compliance matters.
Ayme Harrison, our Chief Executive Officer and David Hostelley, our Chief Financial Officer are responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are new to our Chief Executive Officer and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business. Should we fail to comply with SEC reporting and internal controls and procedures and to otherwise comply with other securities law provisions, our costs will increase and negatively affect our results of operations, cash flow and financial condition. Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities laws violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will have to rely on the two members of our board of directors who are not independent to perform these functions.
We do not have an audit or compensation committee, or an audit or compensation committee or board of directors as a whole that is composed of independent directors These functions are performed by the board of directors as a whole. Because no members of the board of directors are independent directors, there is a potential conflict between their or our interests and our shareholders’ interests since board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions. Until we have an audit committee or independent directors, there may less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Our Chief Financial Officer devotes limited time to our business, which may negatively impact upon our plan of operations, implementation of our business plan and our potential profitability.
David Hostelley, our Chief Financial Officer currently devotes only 20 hours to our business each month. Our Chief Executive Officer, Ayme Harrison devotes full time to our business; however, she is under no contractual obligation to do so and in the future she may spend limited time on our business. The limited amount of time our management devotes to our business activities in the future may be inadequate to implement our plan of operations and develop a profitable business.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.
Our management holds an aggregate of  51% of our outstanding voting securities . As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Because members of our management have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.
Our Chief Financial Officer David Hostelley devotes 20 hours per month of his professional time on our business, respectively. Accordingly, his personal interests of and those of the companies that he is affiliated with may come into conflict with our interests and those of our minority stockholders. We, as well as the other companies that our chief Financial Officer is affiliated with, may present him with business opportunities, which are simultaneously desired. Additionally, we may compete with these other companies for investment capital, technical resources, key personnel and other things. You should carefully consider these potential conflicts of interest before deciding whether to invest in our shares of our common stock. We have not yet adopted a policy for resolving such conflicts of interests.

Risks Related to Our Common Stock
Our common stock is an illiquid investment and transferability is subject to significant restriction.
There is presently no market for our common shares, and we cannot be certain that a public market will become available, or that there will be sufficient liquidity to allow for their sale or transferability within the near future, or at all. Even if we do obtain a quotation, there is no assurance that a sufficiently active market will develop to sell your shares. Accordingly, the purchaser of the common stock shares should consider that their shares may be illiquid and/or present difficulties in their sale or transferability.

Sales of our common stock under Rule 144 could reduce the price of our stock.
We presently have 15,439,000 shares eligible for resale under Rule 144. In general, non-affiliates holding restricted securities of SEC reporting companies, must hold their shares for a period of at least six months and non-affiliates who hold restricted securities of companies which are not SEC reporting companies must hold their shares for a period of at least twelve months.  Persons who are affiliates of either reporting or  non-reporting companies must file a Form 144 with the SEC prior to sale, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.
We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.
Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.
The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock”. We will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. Rule 15g-9 defines an “established customer” as any person for whom the broker or dealer or a clearing broker acting on behalf of such broker or dealer carries an account, and who in such account: (i) has effected a securities transaction, or made a deposit of funds or securities, more than one year previously or (ii) has made three purchases of penny stocks that occurred on separate days and involved different issuers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.
Our common stock will not initially qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We are subject to the Florida anti-takeover provisions, which may prevent you from exercising a vote on business combinations, mergers or otherwise.
As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless the:

•	transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
•	interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
•
interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors

ITEM 2. FINANCIAL INFORMATION.

Managements Discussion and Analysis of Financial Condition and Results of Operation

General Discussion
We are a development stage entity incorporated in the State of Florida on October 19, 2010. We are a dietary and nutrition supplement company specializing in the development, marketing and distribution of our own all natural, proprietary, dietary and nutrition supplements under the SmartlifeMD. Readers are referred to the cautionary statement, which addresses forward-looking statements made by us.

Overview
We are an early stage development business with limited revenue generating options and we do not expect to generate material revenues, if ever, until the first quarter of 2012. Our plan of operation during the next 12 months is to focus on sales of our existing products.

Results of operations

For the Period from October19, 2010 to September 30, 2011

For the period October 19, 2010 (Inception) to September 30, 2011, we generated limited revenues of only $86,180 and incurred a net loss of $167,016 or $0.17 per common share. During this period, our costs were $5,253,196. Of this amount non-cash compensation expenses were $4,807,667, provision for doubtful accounts were $66,380, professional fees for legal and accounting were $45,000 and general and administrative costs were $445,529.  General and administrative costs included, miscellaneous expenses of $295 and  printing and reproduction expenses of $984, and overhead costs of $1,150 for rent, internet, webhosting and computer expenses of $15,000.There are no comparable periods upon which we may compare other financial periods.

Liquidity

For the Period from October 19, 2010 to September 30, 2011
For the period from October 19, 2010 (Incption) to September 30, 2011, we raised $77,493 from sale of common stock and contributed capital.   At September 30, 2011, we had $394 in cash and cash equivalents available to support our operations. We will attempt to fund from our future operations and additional sales of our common stock, which may be insufficient to fund our operations. We had assets of only $86,669 as of September 30, 2011.

Our monthly expenditures are estimated at $63,100 including our costs as a public company and for our administrative and operational needs, which, unless supplemented by sales of our common stock and/or loans from related parties, is insufficient to continue. We have had revenues of only $86,180 from our inception of October19, 2010 to September 30, 2011. If we fail to generate sufficient revenues to meet our monthly operating costs of $63,100 we will not have available cash for our operating needs. We will require $757,200 over the next twelve months for operating costs. Our monthly estimated expenditures includes our existing operational costs of $536,800 for rent, salaries, phone, internet, web hosting and $178,400 which we expect to spend on advertising and marketing and $42,000 to comply with our costs of reporting as a public company.

Should we have inadequate funds to pay our operating costs, we will have to cease our operations. There are no comparable periods upon which we may compare other financial periods.

Plan of Operations

Throughout our 12 month Plan of Operations, we plan to accomplish the following:

During December, 2011:

●	Continue to identify retail outlets for our products;
●	Complete the development of our Specialty kits;

During January and February 2012:

●	Develop print and internet advertising materials to target gyms, spas and fitness clubs across the United States who sell dietary and nutritional products;
●	Develop Specialty Kits and gift baskets with holiday themes for the 2012 Holiday season: (i) Holiday Hangover Kit; (ii) Holiday Over Indulgence-Cheaters Kit; (iii) Dieters Delight Kit; and (iv) Holiday Detox Kit.
●	Locate gyms, spas and fitness centers for mail order and internet advertising campaign by internet searches;

During March 2012:

●	During the first week of March we plan to continue to distribution of our mailer for our products and including our kits and gift baskets to gyms, spas and athletes offering a gift with purchase of a minimum order amount;
●	Offer our kits and gift baskets on our website;
●	Develop an incentive program for gyms and spas who meet minimum order requirements and market as a holiday promotion to business owners;
●	Develop and distribute a student back to school mailer to college students with a focus on our School Survival Kit.

During April and May 2012, we will:

●	Develop print and internet advertisements targeting athletes focusing on our nutraceutical products believed to increase endurance and stamina;
●	Develop print and internet advertisements adults over the age of 40 focusing on our nutraceutical products believed to have anti-aging effects;

June through July 2012, we will:

●	Pay a third party or Google® to obtain a first page presence on Google with key words which will lead internet searchers to our website where they can purchase our products;
●	Distribute the mail and internet advertising materials to athletes and individuals over the age of 40;
●	Create an advertisement to send to retail locations by email and US Mail targeting retail stores who sell nutritional and weight loss products, locate retailers by conducting internet research and begin distribution of the advertisement;

August through September, 2012, we will:

●	Develop print and internet advertisements for a back to school mailer targeting our School Survival Kit;
●	Continue to upgrade our website;
●	Develop an affiliate network program with other online companies whereby our products will be displayed on web banners through hundreds of network websites to increase brand awareness, website traffic and order volume. As an affiliated network marketer, we will pay advertisers (i.e. websites) a pre-determined commission for each order generated from the advertiser’s website.

We anticipate that the cost of our 12-month plan will be approximately $757,200, which includes $178,400 for future marketing, and advertising costs paid to third parties and $42,000 in costs that we will incur in public company reporting expenses, which we will attempt to fund from our future operations. Other than the $26,000 that we estimate as the cost of printing and advertisements in third party print publications and $30,000 to our website designer, the services above will be provided by our Chief Executive Officer who is responsible for the development of our incentive programs, creation of all advertisements and marketing materials, attending tradeshows.  We do not anticipate hiring employees or independent contractors over the next 12 months. Currently, we believe that the services provided by our officers, directors and existing employees are sufficient.

As of September 30, 2011 we had $394 of cash available to us and assets of $86,669. There is no assurance our estimates of our current and future costs are accurate or that our revenues will be sufficient to fund the cost of our existing operations or 12-month plan of operations. If our revenues are not sufficient to fund operations we will require additional debt or equity funding to continue our operations. Should this occur, we hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding. We do not have any plans or specific agreements for new sources of funding. If we are unable to obtain required capital to fund our operations we will have to reduce 12 month plan of operations or discontinue our operations.

Off Balance Sheet Arrangements
We do not have any off-balance arrangements that would have any current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital recourses.

Quantitative and Qualitative Disclosures about Market Risk
Not applicable. We have no investments in market risk sensitive instruments or in any other type of securities.

Financial Statements and Supplemental Data
Our financial statements are included in pages F-1 to F-7 incorporated herein by reference.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure
None.

ITEM 3. PROPERTIES

Our office is located at 200 Glades Road, Suite 3, Boca Raton Florida.  We occupy approximately 2200 square feet and this location is adequate for our needs. We pay rent of $2300 each month for this location.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this Registration Statement, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be “ "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is 200 Glades Road, Suite 3, Boca Raton Florida 33432.

Title of class	Name and Position	Total Ownership		Direct	Indirect		Percentage
COMMON	Ayme Harrison(1), Chief Executive Officer, Director	27,820,000	(1)	27,800,000	20,000	(2)	47%
COMMON	David Hostelley, Chief Financial Officer & Director	2,100,000			2,100,000		3.6%

	All Officers and Directors (2 Persons) as a Group	29,920,000		29,900,000	20,000		51%

COMMON	Brian Hebb, founder (3)	5,700,000		0	5,700,000		9.6%
COMMON	Dwayne Biggelow, founder (4)	5,000,000		0	5,000,000		8.4%
COMMON	Brian Kane, founder (5)	10,900,000		0	10,900,000		20%
COMMON	Joe Cioe, founder	4,400.000		0	4,400,000		7.4%
COMMON	All Officers, Directors & Beneficial Owners [6 persons]	29,900,000		0	27,020,000		96%

(1) This figure represents 27,790,000 shares of our common stock issued to Ayme Harrison for services rendered on July 18,2011 and 10,000 common shares we sold to Ayme Harrison in exchange for payment of $500 on October 19, 2000.
(2) This figure includes 20,000 shares held by Lee David Harrison, the spouse of Ayme Harrison.
(3) Represents shares are held by Eastern Sky LLC a Florida limited liability company controlled by Brian Hebb, our founder. On October 19, 2010, we issued 5,700,000 shares of our common stock to Eastern Sky LLC for services rendered by Brian Hebb pursuant to our agreement with Black Diamond Realty Management, LLC, a limited liability company.
(4) Represents common shares held by Latitude 20, Inc. a Florida corporation controlled by Dwayne Biggelow, our founder.
(5) Represents common shares held by Solomon Management, Inc. a Florida Corporation controlled by Brian Kane.

The table above is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 59,070,000 shares of common stock outstanding as of November 22, 2011.

There are no arrangements, known to us including any pledge by any person of securities of the registrant the operation of which may at a subsequent date result in a change in control.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall serve until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Positions Held	Date of Appointment	Term
David Hostelley	72	Chief Financial Officer and Director	June 1, 2011	1 year
Ayme Harrison	43	Chief Executive Officer and Director	October 15, 2010	1 year

Ayme Harrison
Since October 15, 2010,  Ayme Harrison has served as our Chief Executive Officer and Director. From October 15, 2010 to September 16, 2010, Ayme Harrison, our Chief Executive Officer and Director, was employed at Maxim Body Systems, Inc. where she was responsible for product development and selection. From September 1, 2004 to July 15, 2011, she was the sole officer, director and shareholder of Teawood Corp, a Florida corporation that provides marketing and consulting services to businesses which focused primarily on the health and wellness industry. Ayme Harrison attended LIM College in New York and in the 1987 obtained a degree in Marketing.

We will benefit from Ms. Harrison's experience in the nutritional and dietary products industries including her knowledge of nutritional product development, purchasing and marketing.

David Hostelley
Since June 1, 2011, David Hostelley has served as our Chief Financial Officer and Director. From March of 2011 until November 21, 2011, Mr. Hostelley has served as the Chief Financial Officer of Computer Vision System Laboratories, Inc. From June of 2010 to July of 2011, he served as the Chief Financial Officer of Virtual Medical International, Inc. From August 2009 until August 2011, Mr. Hostelley served as the Chief Financial Officer of Entertainment Arts Research, Inc.   From August of 2006 until May of 2007 he served as the Chief Financial Officer of Organetix, Inc. From June of 2006 until August of 2007,  Mr. Hostelley served as the Chief Executive Officer of First American Railways, Inc. From June 2005 to march of 2007, Mr. Hostelley was the Chief Financial Officer of eXegenics, Inc.

We believe that Mr. Hostelley’s knowledge of our Securities and Exchange Commission (“SEC”) reporting requirements qualified him to be our Chief Financial Officer and we will benefit from his ability to assist us with financial reporting and the filing of reports and schedules with the SEC.

Family Relationships and Other Matters
Ayme Harrison is the spouse of our shareholder Lee David Harrison.  There are no other family relationships between our officers and directors with any of our shareholders.

Legal Proceedings
On or about September 1, 2011, Brian Yusem our founder and owner of Maxim Body Systems, Inc., our former sole distributor was charged with two felonies under Florida law, specifically violating Florida Statute 456.065(2di) and 458.327(1) which regulates the unlicensed practice of medicine within the state of Florida. We executed an agreement with Mr. Yusem wherein we he agreed to return 23,000,000 of our common shares which he received as our founder and both parties were released from any and all liabilities and claims against the other.

Other than as disclosed above, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities;

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; and
•	Having any administrative proceeding threatened against them related to their involvement in any type of business, securities, or banking activity.

Corporate Governance and Board Committees
Our Board of Directors has not established an audit, executive or director compensation committee, nominating or governance committees as standing committees or other board committee performing equivalent functions. Our Board of Directors does not have an executive committee or committees performing similar functions. The three members of our Board of Directors will participate in discussions concerning the matters that are performed by these committees.

No Director Independence
We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Board of Directors has determined that no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that our Board of Directors has chosen to use for the purposes of the determining independence, as the OTC Bulletin Board does not provide such a definition. Therefore, none of our current Board members are independent.

Other Directorships
None of our other officers and directors are directors of other Securities and Exchange Commision reporting companies.

Conflicts of Interest
Even though our Chief Executive Officer and Director, Ayme Harrison devotes full time to our business she is not obligated to do so.  Our officers and directors are not obligated to commit their full time and attention to our business; accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses. Our Chief Financial Officer, David Hostelley does not devote full time attention to our business and devotes only 20 hours each month to our business. Our officers and directors are not contractually required to devote full time services to us and may not do so in the future. In the future, they may engage in other business activities, investments and business opportunities that may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

Code of Ethics
We plan to adopt a Code of Ethics at the latest in the future prior to our stock being listed on an exchange that requires us to have a formal Code of Ethics.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer, our two most highly compensated executive officers who occupied such position at the end of our latest fiscal year, and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the fiscal year ended September 30, 2011.

Name	Title	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation	All Other Compensation	Total
Amye(1)(3) Harrisson	Chief Executive Officer and Director	2010	$17,000		0	0	0	0	0	0	$17,000
		2011	$0		0	$1,389,500	0	0	0	0	$1,389,500

David(2)(3) Hostelley	Chief Financial Officer and Director	2010	$0		0	0	0	0	0	0	0
		2011	$24,000	(3)	0	$105,000	0	0	0	0	$129,000	(3)

(1)
On August 30, 2011 we issued 27,790,000 shares of our common stock to Ayme Harrison for services rendered.  On October 19, 2010 we issued 10,000 common shares to Ayme Harrison in exchange for payment of $500.

(2)	On August 30, 2011, we issued 2,100,000 shares of our common stock to David Hostelley in exchange for services rendered.
(3)
Includes the difference between the fair value of the shares purchased ($0.05 per share) and the amount paid for the shares ($0.00 per share) which has been recorded as compensation expense in the amount of $1,389,500 for Ayme Harrison and $105,000 for David Hostelley.

We have an employment agreements with David Hostelley our Chief Financial Officer and Director. We have one employment agreement for the services of our Chief Financial Officer and Director, David Hostelley through MSC Solution Inc. which Mr. Hostelley controls.   The agreement requires us to pay Mr. Hostelley $6,000 monthly from June 1, 2011 to December 31, 2011.

Option Grants
We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception to November 14, 2011.  As of November 14, 2011, we did not have any stock option plans.

Compensation of Directors
Our directors have not received any compensation for their services as directors since our inception. We have no formal plan for compensating our directors for their services in the future in their capacity as directors.

Pension, Retirement or Similar Benefit Plans
There are no agreements, arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans in which cash or non-cash compensation is or may be paid to our directors or executive officers.

Compensation Committee
We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Board of Directors
Director Compensation

Name	Year ended	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Ayme Harrison Chief Executive Officer, Director	2011	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0
David Hostelley Chief Financial Officer, Director	2011	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0

Our directors have not received any direct compensation as reflected above.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On October 19, 2010, we sold 10,900,000 shares of our common stock to Solomon Management Group Inc., a  Florida corporation controlled by Brian Kane as our founder, in exchange for founders services rendered by Mr. Kane.

On October 19, 2010, we sold 5,000,000 shares of our common stock to Latitude 20, Inc. a Florida corporation controlled by Dwayne Biggelow as our founder, in exchange for founders services rendered by Mr. Bigelow.

On October 19, 2010, we sold 5,700,000 shares of our common stock to Black Diamond Realty Management LLC a Florida limited liability company controlled by Brian Hebb in exchange for marketing services for our products in the sports industry.

On October 19, 2010, we sold our founder, Joe Cioe 4,400,000 shares of our common stock in exchange for founders services rendered by Mr. Cioe.

On August 30, 2011, we sold 27,790,000 shares of our common stock to our Chief Executive Officer and Director, Ayme Harrison for services as our Chief Executive Officer. On October 19, 2010, we sold 10,000 shares to our Chief Executive Officer, Ayme Harrison in exchange for $500. On November 1, 2010, we issued 20, 0000 shares to Lee David Harrison, the spouse of Ayme Harrison in exchange for $1000.

On August 30, 2011, we sold 2,100,000 shares of our common stock to our Chief Financial Officer and Director David Hostelley for services rendered as our Chief Financial Officer.

Other than described above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

Corporate Governance and Director Independence
Our Board of Directors has two directors and has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. The Board has determined that no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTC Bulletin Board does not provide such a definition. Therefore, none of our current Board members are independent.

ITEM 8. LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock
There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will be unable to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.
To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Registration Statement, no filing has been made. We anticipate that after this Registration Statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our common stock.

Record Holders
As of September 30, 2011 there were 22 holders of record of our common stock.

Registration Rights
There are no agreements that require us to register securities under the Securities Act.

Shares Eligible for Resale in Reliance Upon Rule 144
We presently have 15,439,000 shares eligible for resale under Rule 144. In general, non-affiliates holding restricted securities of SEC reporting companies, must hold their shares for a period of at least six months and non-affiliates who hold restricted securities of companies which are not SEC reporting companies must hold their shares for a period of at least twelve months.  Persons who are affiliates of either reporting or  non-reporting companies must file a Form 144 with the SEC prior to sale, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.

Options, Warrants and Convertible Securities
We have no outstanding options or warrants to purchase, or securities convertible into our common shares.

Dividends
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Stock Re-Purchases
We have not made re-purchases of shares of our common stock since our inception and we do not currently have any publicly-announced repurchase plans in effect.

Proposed Public Offerings
There are no securities proposed to be, publicly offered by us.

Penny Stock Considerations
Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The shares issued below were issued in exchange for services rendered to us and cash consideration.  None of the above issuances involved underwriters, underwriting discounts, or commissions. We relied upon Sections 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D in offering these shares. We believed these exemptions were available because:

•	We are not a blank check company;

•	We filed a Form D, Notice of Sales, with the Securities and Exchange Commission;

•	Sales were not made by general solicitation or advertising;

•	All certificates had restrictive legends;

•	Sales were made to persons with a pre-existing relationship to us or our officers and directors; and

•	Sales were made to investors who were either accredited investors or who represented that they were sophisticated enough to evaluate the risks of the investment.

Shares Sold for Services
On October 19, 2010, we sold 10,900,000 shares of our common stock to Solomon Management Group Inc., a  Florida corporation controlled by Brian Kane, in exchange for services rendered to us as our founder. We valued these shares at $0.05 per share or $545,000.

On October 19, 2010, we sold 5,000,000 shares of our common stock to Latitude 20, Inc. a Florida corporation controlled by Dwayne Biggelow, in exchange for services rendered to us as our founder. We valued these shares at $0.05 per share or $250,000.

On October 19, 2010, we sold 5,700,000 shares of our common stock to our Black Diamond Realty Management, a Florida limited liability company controlled by Brian Hebb in exchange for marketing services for our products in the sports industry. We valued 700,000 of these shares at $0.05 per share or $35,000 with the remaining 5,000,000 shares recorded at their redemption value of $1,000,000.

On October 19, 2010, we sold Joe Cioe 4,400,000 shares of our common stock in exchange for services rendered to us as our founder.  We valued these shares at $.05 per share or $220,000.

On May 27, 2011, we sold 400,000 shares of our common stock to our Hamilton & Associates Law Group, P.A. a Florida professional association in exchange for legal services rendered to us. We valued these shares at $0.05 per share or $20,000.

On August 30, 2011, we sold 27,790,000 shares of our common stock to our Chief Executive Officer and Director, Ayme Harrison for services rendered as our Chief Executive Officer. We valued these shares at $0.05 per share or $1,389,500.

On August 30, 2011, we sold 2,100,000 shares of our common stock to our Chief Financial Officer and Director David Hostelley for services rendered as our Chief Financial Officer. We valued these shares at $0.05 per share or $105,000.

On August 30, 2011, we sold 750,000 shares of our common stock to our Karitas Rodreguiz in exchange for services rendered to us.We valued these shares at $0.05 per share or $37,500.

On November 1, 2010 we sold 100,000 shares of common stock to Allisa Marks in exchange for  in exchange for services rendered to us. We valued these shares at $0.05 per share or $5,000.

On October 19, 2010 and August 31, 2011 we sold 700,000 and 1,000,000 shares of common stock to Maggie Valle in exchange for  in exchange for services rendered to us. We valued these shares at $0.05 per share or $85,000.

Shares Sold for Cash Consideration

On October 19, 2010, we sold 10,000 shares to our Chief Executive Officer, Ayme Harrison in exchange for $500.

On October 19, 2010, we sold 10,000 shares to Andrea Marquina in exchange for $500.

On October 19 2010, we sold 10,000 shares of common stock to Maggie Valle for $500.

On October 29, 2010 we sold 10,000 shares of common stock to Karitas Rodrigues for $500.

On November 1, 2010, we sold 20,000 shares to Lee David Harrison in exchange for $1000.

On October 19, 2010, we sold 20,000 shares to William Thomaris in exchange for $1000.

On October 19, 2010, we sold 10,000 shares of common stock to Adriana Guardia in exchange for $500.

On October 22, 2010, we sold 20,000 shares of our common stock to Arden Schwartz in exchange for $1000.

On October 27, 2010, we sold 20,000 shares of our common stock to Belkis Correal in exchange for $1000.

On October 27, 2010, we sold 20,000 shares to Juan Carlos Correal in exchange for $1000.

On October 29, 2010, we sold 20,000 shares to Dinis Rodrigues in exchange for $1000.

On October 29, 2010 we sold 20,000 shares of our common stock to Joe Floyd in exchange for $1000.

On October 29 2010, we sold 20,000 shares of our common stock to Adriane Floyd in exchange for $1000.

On November 1, 2010, we sold 10,000 shares of our common stock to Jette Terpner in exchange for $500.

On November 1, 2010 we sold 10,000 shares to Brian Yusem in exchange for $500.

ITEM 11. DESCRIPTION OF REGISTRANTS’ SECURITIES TO BE REGISTERED

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure. The Articles of Incorporation and Bylaws are available for inspection upon request and are filed as Exhibits to this Registration Statement.

Common Stock
We are authorized to issue 190,000,000 shares of common stock of which 59,070,000 are issued and outstanding.

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote.

Except as otherwise required by Florida law or the Articles of Incorporation, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders.

Please refer to our Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock
We are authorized to issue 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. The rights terms and preferences of our preferred stock have not been established and can be designated at any time by the majority vote of our Board of Directors without a vote of our shareholders.

FLORIDA ANTI-TAKEOVER LAWS

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:
•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
•
the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our board of directors approves such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

The following discussion and analysis should be read in conjunction with the balance sheet as of September 30, 2011 and the financial statements for the period October19, 2010 (Inception) to September 30, 2011 included herein. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations with respect to future events and financial performance and operating results, which statements are subject to risks and uncertainties, including but not limited to those discussed below and elsewhere in this Registration Statement that could cause actual results to differ from the results contemplated by these forward looking statements.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles and Bylaws, subject to the provisions of Florida law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he/she reasonably believed was in the best interest of the corporation. Insofar, indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons. We have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See “Item 15. Financial Statements and Exhibits.”

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

The Financial Statements are set forth below:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Quantagen Biotech, Inc.
Boca Raton, Florida

We have audited the accompanying balance sheet of Quantagen Biotech, Inc. (the “Company”) as of September 30, 2011, and the related statement of operations, stockholders’ deficit and cash flows for the period from October 19, 2010 (inception) to September 30, 2011.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quantagen Biotech, Inc. as of September 30, 2011, and the results of its operations and its cash flows for the period from October 19, 2010 (inception) to September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

The Company has significant related party transactions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained a net loss since inception, has negative cash flows from operations, and negative working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Daszkal Bolton LLP

Boca Raton, Florida
November 23, 2011

QUANTAGEN BIOTECH, INC
Balance Sheet
September 30, 2011

ASSETS
CURRENT ASSETS
Cash	$394
Accounts receivable, net of allowance for doubtful accounts of $66,380	-
Prepaid expenses	83,333
Total Current Assets	83,727

OTHER ASSETS
Trademarks, net	2,942

Total Assets	$86,669

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$247,692
Due to related party	37,500
Common stock subject to redemption	1,000,000
Total Current Liabilities	1,285,192

Commitments and contingencies

Stockholders' Deficit
Preferred stock, $.001 par, 10,000,000 shares authorized,
none issued or outstanding	-
Common stock, $.001 par, 190,000,000 shares authorized
59,070,000 shares deemed issued and outstanding	54,070
Additional paid-in capital	3,914,423
Accumulated deficit	(5,167,016)

Total Stockholders’ Deficit	(1,198,523)

Total Liabilities and Stockholders' Deficit	$86,669

The accompanying notes are an integral part of these financial statements.

QUANTAGEN BIOTECH, INC.
Statement of Operations
For the Period From October 19, 2010 (Inception) to September 30, 2011

REVENUES	$86,180

OPERATING EXPENSES:
General and administrative	445,529
Stock-based compensation expense	4,807,667
Total operating expenses	5,253,196

LOSS BEFORE INCOME TAXES	(5,167,016)

Income taxes	-

NET LOSS	$(5,167,016)

Net loss per share, basic and diluted	$(0.17)
Weighted average number of common shares
outstanding, basic and diluted	30,286,859

The accompanying notes are an integral part of these financial statements.

QUANTAGEN BIOTECH, INC.
Statement of Changes in Stockholders' Deficit
For the Period From October 19, 2010 (Inception) to September 30, 2011

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, October 19, 2010 (Inception)	-	$-	-	$-	$-	$-	$-

Shares of common stock issued for cash	-	-	230,000	230	11,270	-	11,500

Shares of common stock issued for services	-	-	77,820,000	77,820	3,813,180	-	3,891,000

Shares of common stock issued for services, subject to redemption
			5,000,000	-	-	-	-

Contributed capital	-	-	(23,980,000)	(23,980)	89,973	-	65,993

Net loss	-	-	-	-	-	(5,167,016)	(5,167,016)

Balance, September 30, 2011	-	$-	59,070,000	$54,070	$3,914,423	$(5,167,016)	$(1,198,523)

The accompanying notes are an integral part of these financial statements.

QUANTAGEN BIOTECH, INC.
Statement of Cash Flows
For the Period From October 19, 2010 (Inception) to September 30, 2011

Cash Flows From Operating Activities
Net loss	$(5,167,016)
Non-cash adjustments to reconcile net loss to net cash
used in operating activities:
Common stock issued for services	3,891,000
Common stock issued for services, subject to redemption	1,000,000
Provision for doubtful accounts	66,380
Changes in assets and liabilities:
(Increase) in accounts receivable	(66,380)
(Increase) in prepaid expenses	(83,333)
Increase in accounts payable	247,692
Increase in due to related party	37,500
Total Cash Used in Operating Activities	(74,157)

Cash Flows From Investing Activities
Registration of trademarks	(2,942)
Total Cash Used in Investing Activities	(2,942)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	11,500
Contributed capital	65,993
Total Cash Provided by Financing Activities	77,493

Net Increase in Cash	394

Cash at Beginning of Period	-

Cash at End of Period	$394

Supplemental Disclosure of Cash Flow Information
Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements.

QUANTAGEN BIOTECH, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1.                      ORGANIZATION AND BASIS OF PRESENTATION

Organization
Quantagen Biotech, Inc. (“Company”) was incorporated on October 19, 2010, in the State of Florida.    The Company is a direct marketer of nutritional products, including vitamins, minerals, supplements, herbs, sports nutrition formulas, and homeopathic remedies.

Going Concern
As shown in the accompanying financial statements, the Company has incurred a net loss of $5,167,016 for the period from October 19, 2010 (inception) to September 30, 2011.   The Company has minimal cash and is dependent on raising additional capital through the sale of equity securities.  There is no guarantee that the Company will be able to raise enough capital or generate sufficient revenues to sustain its operations.  These conditions and uncertainties raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to income taxes and contingencies.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents consist of demand deposits, including interest-bearing accounts, held in a local bank. The Company considers all highly liquid investments purchased, with an original maturity of three months or less, to be a cash equivalent.  Any amounts of cash in financial institutions over FDIC insured limits, exposes the Company to cash concentration risk.

Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash, accounts receivable, prepaid expenses, accounts payable, and other liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

Revenue Recognition
The Company recognizes royalty income on a monthly basis, in accordance with the contracts it enters into for the sale and distribution of its products.  When the Company begins to sell its products in its own retail or wholesale operations, sales of the product will be recognized, net of sales returns, discounts and allowances, when merchandise is sold "over-the-counter" in retail stores or upon delivery to a direct consumer.  Generally, the Company recognizes revenue when persuasive evidence of an arrangement exists, fees are fixed or determinable, product has been sold or services have been rendered, and collection of the related receivable is reasonably assured.

Accounts Receivable
Trade accounts receivable are non-interest bearing and are stated at gross amounts less an allowance for doubtful accounts receivable.  Credit is extended to customers based on an evaluation of their financial condition and other factors.  The Company generally does not require collateral or other security to support accounts receivable.

The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations, such as bankruptcy proceedings and receivable amounts outstanding for an extended period beyond contractual terms. In these cases, the Company uses assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. The Company may also record a general allowance as necessary.

Direct write-offs are taken in the period when the Company has exhausted its efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that the Company should abandon such efforts.

The Company's gross accounts receivable of $66,380 at September 30, 2011 is from one customer, of which the Company has recorded a full valuation allowance.

Income Taxes
The Company records current income taxes based on the period’s taxable income for federal and state income tax reporting purposes.  Deferred income taxes are recognized for the tax consequences in future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period of deferred tax assets and liabilities.

The Company accounts for income taxes under the provisions of FASB Accounting Standards Codification (“ASC”) 740, Income Taxes (formerly referenced as FASB Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an   interpretation of FASB Statement No. 109), which requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach.  Management evaluates Company tax positions on an annual basis and has determined that as of September 30, 2011 no additional accrual for income taxes is necessary.

Advertising Costs
The Company expenses advertising costs as they are incurred.  Advertising expenses totaled $1,500 for the period October 19, 2010 (inception) to September 30, 2011.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable.  The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators.  Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.  For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

Stock-Based Compensation
The Company measures compensation expense for its employee stock based compensation under ASC 718-10 “Share-Based Payments” (“ASC 718-10) and its nonemployee stock based compensation under ASC 505-50 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (“ASC 505-50”). The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in-capital.

NOTE 3.                      PREPAID EXPENSES

Prepaid expenses of $83,333 at September 30, 2011 represents the unexpired term of a consulting agreement, which expired in October 2011.  This agreement was entered into for the issuance of common stock, and for cash compensation.  See Note 6 - Related Party Transactions.

 NOTE 4.                      COMMITMENTS

Operating Leases
On July 16, 2011, the Company entered into a month-to-month sub-lease with one of the Company's founders and its then only customer, which required monthly rental payments of $2,300.  The sub-lease agreement was discontinued on July 31, 2011.

Subsequent to year end, the Company entered a 5-year lease for office space in Boca Raton, Florida.  Rent expense under the new lease will be $4,000 per month, plus a pro-rata charge for maintenance, taxes and insurance.

NOTE 5.                      TRADEMARK COSTS

Trademark costs are subject to amortization and are amortized using the straight-line method over their estimated period of benefit. The Company evaluates the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired.

NOTE 6.                      RELATED PARTY TRANSACTIONS

On November 1, 2010 the Company entered into a one-year agreement for consulting services with an entity controlled by a more-than 5% shareholder of the Company.  The contract calls for services in branding and product design, locating distributors, networking and marketing of products to sports teams, as well as other related services.  The Company approved compensation in the amount of $20,000 per month plus expenses, and the issuance of 5,000,000 restricted shares of the Company's common stock.  The consulant had the option of requiring the Company to redeem or purchase its restricted shares at the price of  $0.20 per share (the redemption value) until November 1, 20111, pursuant to the terms of the consulting agreement, for a total charge of $1,000,000, which is charged to compensation expense in the statement of operations on a straight-line basis over the term of the agreement.  As of September 30, 2011, no cash compensation has been paid pursuant to this agreement, and $220,000 is included in accounts payable on the balance sheet.   The value of the redeemable restricted shares issuable, $1,000,000, is reflected as due to consultant on the balance sheet.

On March 1, 2011, the Company entered into a distribution agreement with Maxim Body Systems, Inc. ("Maxim"), an entity owned by one of the Company's founders.  Pursuant to the terms of the agreement, the Company granted Maxim a non-exclusive license to sell its products.  In exchange for its use of the license, Maxim is to pay the Company a royalty of 50% of its sales of the Company's products, net of product costs.  For the period October 19, 2010 (inception) to September 30, 2011, the Company recognized $86,180 in revenues in connection with this agreement, of which $66,380 was unpaid at September 30, 2011 and is fully reserved.  On August 30, 2011,the sole shareholder of Maxim was charged with violating Florida Statute 456.065(2di) and 458.327(1) in connection with allegations asserted of the unlicensed practice of medicine by him.  As a result of this action, the Company terminated its agreement with Maxim effective November 7, 2011 as part of a settlement agreement (see Note 9), and no further revenues are expected to be recognized in connection with this agreement subsequent to September 30, 2011. This action, in the opinion of management, will not have a significant effect on the Company’s ability to operate.

On June 1, 2011 the Company entered into a contract with MSC Solutions, for CEO/CFO services.  David F. Hostelley is providing those services on behalf of MSC Solutions.  The contract requires the payment of cash compensation of $6,000 per month plus the issuance of 100,000 shares of the Company's common stock.  The shares were valued at $0.05 per share, using the most recent sales price of the Company's common stock to third-parties, for a total stock compensation charge of $5,000.  The contract expires December 31, 2011 unless extended by mutual consent.  As of September 30, 2011, no cash compensation has been paid pursuant to this agreement, and $24,000 is included in accounts payable on the balance sheet.

Certain shareholders have paid operating expenses on behalf of the Company.  During the period from October 19, 2010 (inception) to September 30, 2011, shareholders paid a total of $103,493 in operating expenses on behalf of the Company, of which $65,993 has been recorded as contributed capital on the statement of changes in stockholders’ deficit, and $37,500 has been recorded as due to related party on the balance sheet.

NOTE 7.                      STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

The Company was incorporated on October 19, 2010, with 10 shares authorized to be issued.  On June 15, 2011, the Company amended their articles of incorporation to increase the number of authorized shares to 200,000,000.  As of September 30, 2011, the Company's authorized capital consists of 10,000,000 shares of preferred stock, $0.001 par value, of which zero shares are issued and outstanding, and 190,000,000 shares of common stock, $0.001 par value, of which 59,070,000 shares are issued and outstanding.

On October 19, 2010, the Company granted a total of 44,280,000 shares of common stock to its founders, in exchange for services rendered in connection with the formation of the Company.  The shares were valued at $0.05 per share, resulting in a stock compensation charge of $2,214,000 for the period from October 19, 2010 (inception) to September 30, 2011.  Of these shares, 23,980,000 of the shares granted to one of the founders was rescinded in connection with a settlement agreement (see Note 9).

From October 19, 2010 to November 1, 2010 the Company sold subscriptions for 230,000 shares of its common stock at $0.05 per share, for total proceeds of $11,500.

On October 19, 2010, the Company granted 700,000 shares of its common stock in exchange for consulting services rendered during the period from October 19, 2010 (inception) to September 30, 2011.  The shares were valued at $0.05 per share, resulting in a stock compensation charge of $35,000.

 On October 29, 2010, the Company granted 250,000 shares of its common stock in exchange for consulting services rendered during the period from October 19, 2010 (inception) to September 30, 2011.  The shares were valued at $0.05 per share, resulting in a stock compensation charge of $12,500.

On November 1, 2010, the Company granted 50,000 shares of its common stock in exchange for consulting services rendered during the period from October 19, 2010 (inception) to September 30, 2011.  The shares were valued at $0.05 per share, resulting in a stock compensation charge of $2,500.

On May 27, 2011, the Company granted 400,000 shares of its common stock in exchange for legal services rendered during the period from October 19, 2010 (inception) to September 30, 2011.  The shares were valued at $0.05 per share, resulting in a stock compensation charge of $20,000.

On June 1, 2011, the Company granted 440,000 shares of its common stock for director and officer services rendered during the period from October 19, 2010 (inception) to September 30, 2011.  The shares were valued at $0.05 per share, resulting in a stock compensation charge of $22,000.

On August 31, 2011, the Company granted 31,700,000 shares of its common stock for various consulting, director and officer services during the period from October 19, 2010 (inception) to September 30, 2011.  The shares were valued at $0.05 per share, resulting in a stock compensation charge of $1,585,000.

Common Stock Subject To Redemption

Pursuant to the terms of a consulting agreement dated November 1, 2010 (see Note 6), the Company isssued 5,000,000 shares of common stock with a redemption value of $0.20 per share, The  shares were valued at the redemption value of $0.20 per share, resulting in a compensation charge of $1,000,000.

NOTE 8.                      PROVISION FOR  INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.  The Company recognizes interest and penalties related to income tax matters as a component of income tax expense.

At September 30, 2011, deferred tax assets consist of the following:

Net operating loss carryforward	$1,756,785
Valuation allowance	$(1,756,785)
$-

The Company has incurred a net loss since its inception and, therefore, has not been subject to federal income taxes.  At September 30, 2011, the Company had net operating loss carryforwards in the amount of $5,167,016 available to offset future taxable income through 2030.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.  The Company's effective tax rate as a percentage of income before taxes and federal statutory rate for the period ended September 30, 2011 was 34%.

The Company files income tax returns in the United States ("U.S.") federal jurisdiction.  Generally, the Company is subject to U.S. federal examinations by tax authorities for the period from October 19, 2010 (inception) to September 30, 2011.  The Company does not file in any other jurisdiction and remains open for audit for all tax years as the statute of limitations does not begin until the returns are filed.

NOTE 9.                      SUBSEQUENT EVENTS

On November 7, 2011 the Company entered into a settlement agreement with Maxim and its owner, who is also was one of the Company's founders.  The agreement provides for the termination of the Company's distribution agreement with Maxim and the cancellation of the issuance of 23,980,000 shares of the Company's common stock issued to Maxim's owner in connection with the formation of the Company.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each of the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Quantagen Biotech, Inc.

November 23, 2011	By:	/s/ Ayme Harrison
Ayme Harrison
Chairman and Chief Executive Officer
Quantagen Biotech, Inc.

November 23, 2011	By:	/s/ David Hostelley
David Hostelley
Chief Financial Officer, Principal Accounting Officer and Director

LIST OF EXHIBITS

3.1	Articles of Incorporation
3.2	Bylaws
10.1	Form of Subscription Agreement
10.2	Employment Agreement with Mostly Sales Corporation for services of David Hostelley
10.3	Private Label Manufacturing Agreement with Highland Laboratories
10.4	Agreement with Black Diamond Realty Management, LLC.